Exhibit 99.2

                The following unaudited pro forma condensed consolidated statement of earnings for the nine months ended September 30, 1994 gives effect to the consummation of the disposition of the KCI Medical Services net assets described more fully in
                Note 5 to the financial statements. The unaudited pro forma condensed consolidated financial statements present the Medical Services Division's activity as if the disposition had been consummated on January 1, 1994.

                These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the notes to the:
                (i) unaudited pro forma condensed consolidated financial statements filed herewith; and (ii) consolidated financial statements of Kinetic Concepts, Inc. (the "Company") included in the Forms 10-K and 8-K filed by the Company on March 29, 1994, and October 17, 1994, respectively.





                   KINETIC CONCEPTS, INC. AND SUBSIDIARIES
               Pro Forma Condensed Divested Statement of Earnings
                 For the nine months ended September 30, 1994
                                   UNAUDITED
                    (in thousands, except per share data)


                                                               Medical Services               Pro-Forma
                                       Kinetic Concepts, Inc.      Division         ------------------------------
                                         and Subsidiaries         To Be Sold        Adjustments           Divested
                                       ----------------------  ----------------     -----------           --------
Revenue:
  Service and rental                        $  177,790             $ 35,312          $      0             $ 142,478
  Sales and other                               32,285                9,296                 0                22,989
                                            ----------             --------          --------             ---------
    Total revenue                              210,075               44,608                 0               165,467

Rental expenses                                125,167               28,071                 0                97,096
Cost of goods sold                              16,504                6,751                 0                 9,753
                                            ----------             --------          --------             ---------
                                               141,671               34,822                 0               106,849
                                            ----------             --------          --------             ---------

    Gross profit                                68,404                9,786                 0                58,618

Selling, general and administrative
 expenses                                       40,874                7,227                 0                33,647
Unusual Items                                  (82,868)                   0                 0               -82,868
                                            ----------             --------          --------             ---------

    Operating income                           110,398                2,559                 0               107,839

Interest expense                                 5,477                  310            (4,672) (a)              494
                                            ----------             --------          --------             ---------

    Earnings before income taxes, minority
    interest and cumulative effect of change
    in accounting principle                    104,921                2,249             4,672               107,345

Income tax                                      49,625                  876             1,822  (b)           50,571
                                            ----------             --------          --------             ---------

    Earnings before minority interest
    and cumulative effect of change in
    accounting principle                    $   55,296             $  1,372          $  2,850             $  56,775
                                            ==========             ========          ========             =========
Earnings per share before minority
 interest and cumulative effect of change
 in accounting principle                    $     1.25                                                    $    1.29
                                            ==========                                                    =========

Shares used in earnings per
 share computations                             44,006                                                       44,006
                                            ==========                                                    =========





See accompanying notes to pro forma condensed consolidated financial statements.

                    The pro forma condensed divested statements of earnings
                for the nine months ended September 30, 1994 excluded certain historical items such as cumulative effect of changes in accounting principle, extraordinary items, and minority interests. The statements presented give effect to the following pro forma adjustments:

                (a) Reduction of interest expense assuming the cash proceeds of $ 65,300 were used to pay down debt, and record the interest income earned under the notes receivable.

                (b) The tax rate used for pro forma adjustments was the statutory rate of 39% which is made up of 35% for federal Income taxes and 4% for state income taxes.